Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CHASE CARD FUNDING LLC

1. The name of the limited liability company is Chase Card Funding LLC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The effective date of this Certificate of Formation is November 1, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of October, 2015.

By:	/s/ Mary E. Keogh
	Name:	Mary E. Keogh
	Title:	Authorized Person